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Exhibit 4.8

                           [REGISTRATION STAMP]

                             DEED OF AGREEMENT

THIS DEED OF AGREEMENT is made on the 1st day of April 2004 between M/s netGuru India Private Limited, a company registered under the Companies Act, 1956 having its registered office at E2/4, Block GP, Sector V, Saltlake, Kolkata 700 091 (hereinafter called the "buyer") which expression shall mean and include its holding company and its subsidiary and having any interest accrued subsequently of the ONE PART

                                 AND

M/s APEX TECHNO CONSULTANTS (P) LTD a company registered under the Companies Act 1956, having its registered office at #1U, Government Place East, Kolkata - 700 069 (hereinafter called SELLER) which expression, unless excluded by or repugnant to the context or meaning thereof shall include its successors and permitted assigns) of the OTHER PART

This document formally ratifies the intention of both the parties to collaborate and work together.

WHEREAS THE SELLER is renowned as a consultant firm offering services in structural engineering design and detailing particularly specializing in the field of steel civil and industrial structure design / detailing

WHEREAS THE BUYER is a subsidiary of netGuru, Inc., USA which is a renowned name in the software industry providing civil and structural engineering software solutions to companies in the AEC industry in India and abroad

AND WHERAS the objective of both the parties to this Agreement is to combine the expertise of BUYER in the development and marketing of software solutions in the civil an structural engineering software field and that of the SELLER in the areas of structural design/detailing and thus provide expert solutions that would enable them to tap the overall global demand in the areas of steel designing and detailing.

NOW THEREFORE the parties hereto, in consideration of the premises set forth Hereinabove and the mutual covenants and undertaking set forth hereinafter, hereby Agree as follows.

1. THAT BUYER agrees to acquire all the assets of the SELLER and assume all the liabilities set forth in Schedule I.

2. THAT in consideration of the acquisition of the assets of the SELLER, the BUYER agrees to pay the SELLER a total sum of Rs. 1,00,00,000/- (Rupees One Crore Only) in 36 equal installments from the date of signing of the acquisition Agreement.

3. THAT on requests of the Directors of the SELLER and as a special gesture the Chairman of the BUYER has agreed to an initial down payment equal to the first three Months payments to be applied towards the Rs. 1,00,00,000 purchase price followed by 33 monthly installments commencing on the fourth month following the date of signing of the acquisition Agreement as described above. Further the BUYER ensures the SELLER that the monthly installments shall be paid by the 15th of every month.



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4. THAT THE SELLER ensures the BUYER that in consideration of the payments so made the SELLER shall transfer all the shares which are held in the name of the shareholders of the SELLER to the BUYER within one month from the date of signing this Agreement

5. THAT THE BUYER shall in further consideration of the business acquisition, allot the Directors of the SELLER 30,000 to 35,000 Shares of netGuru, Inc. USA the parent holding company of the BUYER, after the completion of one year from the date of signing the Agreement.

6. THAT THE allocation of shares as stated above will however be at the sole discretion of the management of the BUYER which shall evaluate the performance of the Directors of SELLER before making such allocation.

7. THAT THE SELLER shall ensure that the balance sheet of the SELLER as at 31st March 2004 which will be disclosed to BUYER gives the true fair view of the financial position of SELLER as on that date and that there will be no material liabilities contingent or otherwise as on the said date which have not been disclosed in the said balance sheet and the attached Schedule 1 to the Agreement and since the said date there will be no material reduction in the aggregate net asset position of the concern as set out in the said balance sheet by way of sale, transfer or write off of capital assets.

8. THAT THE SELLER shall ensure that the fixed and other assets except to the except to the extent disclosed in the said balance sheet are not subject to any change or lien or encumbrance whatsoever.

9. THAT THE SELLER shall ensure that they do not have any material debt liabilities, contracts or engagements other than those disclosed in the said balance sheet and attached schedule to the Agreement.

10. THAT THE SELLER shall ensure that there are no material demands contingent or otherwise on account or outstanding income-tax and other taxes or penalties or the concern save and except to the extent disclosed in the said balance sheet and attached schedule to the Agreement.

11. THAT subsequent to the acquisition of the SELLER, the BUYER shall form a separate division to be named NETGURU APEX TECHNO CONSULTANTS jointly with the Directors of the SELLER who shall work together in the existing field of business and also work towards the expansion of the business in the identified areas within India and abroad.

12. THAT the Managing Director of the SELLER shall be re-designated as Senior Vice President and the Director re-designated as Vice President and they shall continue to work in the division so set up on terms mutually agreed upon and shall draw compensation for the same as per the compensation package worked out by the management of the BUYER.



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13. THAT the Executives and staff of the SELLER who are deemed competent by the present Directors of the SELLER shall be reappointed by the BUYER as a separate division so set up at remunerations which shall be decided by the management of the BUYER. The executives and staff so reappointed shall be deemed to be In continuous service of the BUYER.

14. THAT consequent to the acquisition, the executives and staff of the SELLER who shall continue to work in the said division of the buyer shall abide by all applicable code rules regulations and as made known to the SELLER by the BUYER in writing.

15. THAT all agreements and understandings shall be governed by Indian laws and settlement of possible disputes whatsoever shall be in accordance with accepted norms and arbitration and legal settlements under the jurisdiction of the Honourable High Court of Kolkata.

16. After any termination or discontinuation of the Agreement the SELLER will not be able to use the Trade mark name Netguru APEX Techno Consultants. Further upon the termination or discontinuation of the Agreement the SELLER shall not indulge in any business activities that would be prejudicial to the interest of the BUYER.

17. In the event of the termination or discontinuation of the Agreement the BUYER shall pay the SELLER the agreed balance amount of purchase consideration after adjusting the amount already paid up to the date of termination/discontinuation.

18. This Agreement (i) contains the entire understanding between the parties with respect to the subject matter hereof and (ii) supersedes all prior agreements, negotiations, representations, and proposals written and oral relating to the subject matter. This Agreement may be supplemented and/or changed only in a writing signed by both THE BUYER and THE SELLER. This Agreement may not be assigned in whole or in part without the prior written consent of the other party.

19. This Agreement shall come into force and effect on the 1st day of April
2004.



IN WITNESS WHEREOF the parties hereto have put their hands hereunto on the 1st day of April and year first above written

THE BUYER                                       THE SELLER
Netguru India Pvt. Ltd                          Apex Techno Consultants (P) Ltd.

/s/ Amrit K. Das                                /s/ Arun Kumar Chowdhury
AMRIT K. DAS                                    ARUN KUMAR CHOWDHURY
Chairman                                        Managing Director

/s/  Suranjan Bhanja                            /s/ Suranjan Dutta
SURANJAN BHANJA                                 SURANJAN DUTTA

Chief Operating Officer                         Director

E2-4 Block GP, Sector V                         10 Gov. Place East
Saltlake, Kolkata - 700 091                     Kolkata - 700 069